UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported ) February 29, 2008
Vermillion, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-31617	33-059-5156

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6611 Dumbarton Circle Fremont, CA	94555

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (510) 505-2100
N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
Item 8.01 Other Events
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EXHIBIT 3.1
EXHIBIT 99.1

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Item 8.01	Other Events
On February 29, 2008, Vermillion, Inc. (the “Company”) filed its Third Amended and Restated Certificate of Incorporation, which effects a 1-for-10 reverse stock split of the Company’s outstanding common stock. The reverse stock split will be effective with respect to stockholders of record upon the close of business on March 3, 2008. As a result of the reverse stock split, each ten shares of common stock will be combined and reclassified into one share of common stock and the total number of shares outstanding will be reduced from approximately 63.8 million to approximately 6.4 million, subject to adjustment for fractional shares. The reverse stock split will not change the number of authorized shares of the Company’s common stock.
No fractional shares will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares will receive a cash payment in lieu thereof.
The common stock will trade on the NASDAQ Capital Market under the symbol “VRMLD” for 20 trading days beginning March 4, 2008 to designate that it is trading on a post-reverse split basis, and will resume trading under the symbol “VRML” after the 20-day period has expired.
The Company’s transfer agent, Wells Fargo Shareowner Services, will send instructions to stockholders of record regarding the exchange of certificates for common stock.
The Third Amended and Restated Certificate of Incorporation of the Company is attached as Exhibit 3.1 hereto and is incorporated herein by reference. The press release announcing the Reverse Stock Split is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description

3.1	Third Amended and Restated Certificate of Incorporation

99.1	Press Release of Vermillion, Inc., dated March 3, 2008

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERMILLION, INC.
By:	/s/ Qun Zhou
	Name:	Qun Zhou
	Title:	Interim Chief Financial Officer

Date: March 3, 2008

EXHIBIT INDEX

Exhibit No.	Description

3.1	Third Amended and Restated Certificate of Incorporation

99.1	Press Release of Vermillion, Inc., dated March 3, 2008